SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

April 18, 2005

Date of Report (Date of earliest event reported)

PepsiCo, Inc.

(Exact name of registrant as specified in its charter)

North Carolina

(State or other jurisdiction of incorporation)

1-1183	13-1584302
(Commission File Number)	(IRS Employer Identification No.)

700 Anderson Hill Road, Purchase, New York 10577

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (914) 253-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14a-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 30, 2005, PepsiCo, Inc. (the “Company”) issued a press release announcing that Gary M. Rodkin, Chairman and CEO of PepsiCo Beverages and Foods, would leave the Company effective July 1, 2005. In connection with Mr. Rodkin’s separation, the Company and Mr. Rodkin entered into an agreement on April 18, 2005, the material terms of which were approved by the Compensation Committee of the Company’s Board of Directors. Under the agreement, Mr. Rodkin will remain employed by the Company until July 1, 2005 and after that he will be available to consult with the Company for two years through June 30, 2007. During the consultancy period, Mr. Rodkin will receive $190,000 per month and is prohibited from disclosing the Company’s confidential information, competing against the Company, disparaging the Company or soliciting the Company’s employees. The agreement also provides for each party’s release of the other from legal claims. Mr. Rodkin will receive his performance-based annual and long-term bonuses for services in 2005 through July 1, 2005 and he will fully vest in his 2004 long-term bonus on July 1, 2005. Mr. Rodkin’s 2003, 2004 and 2005 option grants are entitled to immediate vesting; however, Mr. Rodkin will forfeit these options and any other vested options if they are not exercised prior to July 1, 2005. Mr. Rodkin’s 2005 and 2004 restricted stock units are also entitled to immediate vesting, but remain subject to future performance criteria as established under the terms and conditions of these awards. All other equity-based awards will be treated in accordance with their original terms as of the July 1 separation date. As Mr. Rodkin is leaving prior to meeting the requirements for early or normal retirement, he remains eligible for a standard deferred vested pension benefit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 21, 2005	PepsiCo, Inc.

	By:	/s/ Robert E. Cox
Robert E. Cox
Vice President, Deputy General Counsel and Assistant Secretary